Providence Service Corporation Announces an Increase to its Stock Repurchase Program

STAMFORD, CONNECTICUT - April 3, 2018 - The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC) today announced that its Board of Directors has amended its ongoing stock repurchase program to add an additional $78 million of capacity and extend the expiration date of the program from December 31, 2018 to June 30, 2019. As of April 3, 2018, and inclusive of this $78 million increase, the Company has approximately $100 million of share repurchase availability under its share repurchase program.
“The decision by Providence’s Board to increase the capacity of our share repurchase program demonstrates our confidence in the continued strength and long-term growth prospects of our core business, LogistiCare,” said Providence’s interim CEO, Carter Pate. “Further building upon the success of our previous repurchase efforts, this increase also underscores our ongoing focus on our capital allocation strategy. Providence’s financial position, including a strong balance sheet and solid cash generation, permits us to opportunistically return capital to our shareholders through buybacks while also committing capital towards our numerous value enhancement initiatives focused on driving revenue growth and margin expansion at LogistiCare.”
Purchases under the Company’s stock repurchase program may be made from time-to-time through a combination of open market repurchases (including Rule 10b5-1 plans), privately negotiated transactions, and accelerated share repurchase transactions, at the discretion of the Company’s officers, and as permitted by securities laws, covenants under existing bank agreements, and other legal requirements. The stock repurchase program may be suspended or discontinued at any time. The timing, number and amount of any shares repurchased will be determined by Company management at its discretion and will be based on a number of factors, including its evaluation of general market and economic conditions and the trading price of the common stock.

About Providence

The Providence Service Corporation owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States and workforce development services internationally. For more information, please visit prscholdings.com.

Forward-Looking Statements
Certain statements contained in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about our business and our industry, and are not guarantees of our future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied herein, including factors disclosed in our annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact
Laurence Orton - VP Finance & Corporate Controller
(203) 307-2800

###